Kopin Announces Promotion of Paul Baker to Strategic Business Officer

WESTBOROUGH, Mass.--(BUSINESS WIRE)-- Kopin Corporation (KOPN), a global pioneer in wearable technologies for training and simulation, industrial and enterprise markets, today announced Paul Baker has been promoted to the newly created position of Strategic Business Officer, reporting directly to President & CEO Dr. John C.C. Fan. Baker has served as Senior Vice President of Business Development at Kopin since 2014.

In Baker’s new role, his responsibilities will expand to include evaluating technology commercialization alternatives as the Company transitions from a development focus to marketing its recently created technologies. He will also assist in identifying and implementing programs to improve organizational efficiency and execution.

“Kopin has successfully developed some of the world’s leading augmented reality (AR) and virtual reality (VR) technologies over the past several years, with numerous applications in military and enterprise, among other markets,” said Dr. Fan. “As Strategic Business Officer, Paul will partner with me and our different operations teams to develop and implement strategies to maximize Kopin’s return on investments across our technology portfolio.”

Paul Baker joined Kopin as VP of Display Business Development from ZINK Imaging, where he was Executive Vice President, Business Development & Sales. Prior to that role, he was VP, General Manager, of Opal Technology at Polaroid. Baker holds a BA in Economics from Colby College and an MBA from Boston University.

To learn more about Kopin, visit www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and critical components for integration into wearable computing systems for military, industrial and consumer products. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, voice-interface and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com

Contact:
For Investor Relations
Kopin Corporation
Richard Sneider, Treasurer and Chief Financial Officer, 508-870-5959,
rsneider@kopn.com

Market Street Partners
Joann Horne, 415-445-3233, JHorne@marketstreetparners.com